Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FELICITEX THERAPEUTICS INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JANUARY, A.D. 2017, AT 3:12 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5149611 8100
SR# 20170499289

Authentication: 201952469
Date: 01-30-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

SECOND CERTIFICATE OF AMENDMENT TO
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FELICITEX THERAPEUTICS INC.

Felicitex Therapeutics Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate"), declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

> **RESOLVED:** That the first sentence of Article Fourth of the Corporation's Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 13, 2013, as has been amended, be further amended by filing the Second Certificate of Amendment to Second Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to increase the number of shares designated as "Common Stock," $0.0001 par value, which the Corporation is authorized to issue from 22,000,000 to 40,000,000, and to eliminate "Preferred Stock" so that, hereafter, Article Fourth shall, in its entirety, read as follows:
>
> > "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 40,000,000 shares of Common Stock, $0.0001 par value per share ("**Common Stock**")."

SECOND: That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law and the Certificate.

THIRD: That this Second Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 25th day of January, 2017.

Signed: ______________________
Maria Vilenchik
President and CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:12 PM 01/27/2017
FILED 03:12 PM 01/27/2017
SR 20170499289 - File Number 5149611